EXHIBIT 12.1

                           Computer Sciences Corporation
                         Ratio of Earnings to Fixed Charges
        Nine Months Ended December 29, 2000 and Five Years Ended March 31, 2000
                           (In thousands, except ratios)

                      Nine Months Ended                      Fiscal Years Ended
                      -----------------    --------------------------------------------------------
                         December 29,      March 31,   April 2,   April 3,   March 28,   March 29,
                             2000            2000        1999       1998       1997         1996
                      -----------------    ---------   --------   --------   ---------   ---------
Earnings
  Income before
   income taxes           $407,205         $611,472    $534,873   $214,368   $315,658    $212,785

Plus
  Interest expense          67,647           58,135      49,358     51,418     40,780      38,554
  Imputed interest on
   operating leases         47,878           63,837      64,031     57,105     56,877      51,045
                          --------         --------    --------   --------   --------    --------
Total earnings            $522,730         $733,444    $648,262   $322,891   $413,315    $302,384
                          ========         ========    ========   ========   ========    ========

Fixed charges
  Interest expense        $ 67,647         $ 58,135    $ 49,358   $ 51,418   $ 40,780    $ 38,554
  Imputed interest on
   operating leases         47,878           63,837      64,031     57,105     56,877      51,045
                          --------         --------    --------   --------   --------    --------
Total fixed charges       $115,525         $121,972    $113,389   $108,523   $ 97,657    $ 89,599
                          ========         ========    ========   ========   ========    ========

Ratio of Earnings
 to fixed charges           4.52             6.01        5.72       2.98       4.23        3.37
                          ========         ========    ========   ========   ========    ========
